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                                                                   EXHIBIT 10.28

March 15, 2004

Mr. Michael Ruffolo

[address]

Dear Mike:

      As we have discussed, I have determined that it is best for us to separate at this time. I want to thank you for your efforts since 2001 to help me to restructure Akamai and to help put the company on its path toward profitability and continuing success. Despite the current differences between us, I want to wish you personal success wherever your endeavors may lead.

      In connection with your separation from employment with Akamai Technologies, Inc. ("Akamai" or the "Company") on April 9, 2004, you are eligible to receive the benefits described in this Agreement (the "Agreement") if you sign and return this Agreement to Tiffany Mosher-Taylor, Vice President of Human Resources, by April 6, 2004 and do not rescind it within the seven-day rescission period described below.

      1. SEPARATION OF EMPLOYMENT. You acknowledge that your employment with Akamai will terminate effective April 9, 2004 (the "Separation Date"). From and after the Separation Date, you shall have no authority, and shall not represent yourself, as an employee or agent of Akamai.

      2. DESCRIPTION OF ADDITIONAL BENEFITS. In consideration for the undertakings, transactions, and considerations recited in this Agreement, within 10 days after this Agreement becomes binding upon you ("Payment Date"), Akamai agrees to provide you with the following:

      (i) A lump sum payment of Four Hundred Thousand Dollars and Zero Cents ($400,000.00) less all applicable federal, state, local and other employment-related taxes, deductions, and withholdings, in accordance with the Company's normal payroll practices, which sum represents one year of base pay (the "Severance Pay").

      (ii) Pursuant to the Restricted Stock Agreement Under Second Amended and Restated 1998 Stock Incentive Plan entered into on November 14, 2002, the Company agrees to authorize the accelerated vesting of your 175,000 shares of restricted stock as of April 9, 2004; and

      (iii) A lump sum cash payment of Seven Thousand Seventy-Seven Dollars and Zero Cents ($7,077.00), less all applicable federal, state, local and other employment-related taxes, deductions, and withholdings, in accordance with the Company's normal payroll practices, which sum represents an amount equal to one year's worth of the Company's current contribution to your medical and dental plan. You may use this money to cover the costs of medical and dental coverage under Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). This payment shall be in lieu of reimbursement by the Company of part or all of the costs to continue your medical and dental coverage pursuant to COBRA. Upon timely completion of the forms required by COBRA, you may continue, at your sole expense, your medical and dental insurance coverage after the Separation Date to the extent permitted by COBRA. The COBRA "qualifying event" shall be deemed to be the Separation Date.
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Separation Letter for Mike Ruffolo
March 15, 2004
Page 2


      (iv) The Company agrees that it will instruct the Chairman and CEO, Members of the Office of the CEO, the Board of Directors, and the Vice President of Human Resources to describe your separation in accordance with a mutually agreed statement.

      You acknowledge and agree that the benefits described in this Section 2 are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for (i) the specific financial consideration set forth in this Agreement, (ii) wages owed for work performed up to the Separation Date,
(iii) payment of accrued and unused vacation time, (iv) expense reimbursement for previously submitted expenses in accordance with Akamai's expense reimbursement policies, and (v) a refund, if one is due, of your current participation in the Employee Stock Purchase Plan ("ESPP") (if you are currently enrolled in the ESPP, your participation in the plan will end on your termination date) you are not, and shall not in the future be, entitled to any other compensation including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, or any other form of compensation or benefit.

      3. STOCK OPTIONS. You agree that, effective as of the close of business on April 9, 2004, you will forfeit, and the Company will cancel, the incentive stock option to purchase 323,438 shares of the Company's Common Stock, with a strike price of $3.71 per share, that you were granted on May 15, 2001 and as evidenced by an Incentive Stock Option Agreement Granted Under 1998 Stock Incentive Plan. The Company and you agree that this paragraph shall have no affect on your remaining option to purchase 251,562 shares of Common Stock of the Company in which you have vested. Pursuant to the Company's 1998 Stock Incentive Plan, you will have up to three months after the Separation Date to exercise your stock rights. Except as described in Section 2(ii) above, all unvested stock rights will be cancelled on the Separation Date.

      4. RETURN OF COMPANY PROPERTY. You confirm that, as of the Separation Date, you will have returned to Akamai all Akamai records and documents (and any copies thereof), all keys, files, equipment belonging to the Company (including, but not limited to, computer hardware, software and printers, wireless handheld devices, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped to develop during your employment. You further confirm that you will have cancelled all accounts for your benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Moreover, you agree that you will not, without Akamai's express authorization, access, attempt to access or otherwise interfere with Akamai's electronic information systems, including but not limited to Akamai's computer, voice mail, or e-mail systems.

      5. BUSINESS EXPENSES AND COMPENSATION. You acknowledge that the Company has reimbursed you for all costs and business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

      6. MUTUAL NON-DISPARAGEMENT. To the extent permitted by law, you understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to anyone, including but not limited to any media outlet, industry group, financial institution, current or former employee, consultant, client or customer of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Akamai, and you will not engage in any conduct which is intended to harm professionally or personally the
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Separation Letter for Mike Ruffolo
March 15, 2004
Page 3


reputation of Akamai (including its officers, directors, and employees). The Company agrees to instruct its the Chairman and CEO, Members of the Office of the CEO, the Board of Directors, and the Vice President of Human Resources with knowledge of this Agreement not to make any false, disparaging or derogatory statements to anyone, including but not limited to any media outlet, industry group, or current or future employee about you or your employment with, and separation from, the Company.

      7. MUTUAL RELEASE OF CLAIMS. In consideration of the benefits set forth in
Section 2 above and the Company's release below, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have against the Released Parties arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims or employment law claims under Civil Rights Acts of 1866 and 1871, Civil Rights Act of 1991, the Equal Pay Act, Older Workers Benefits Protection Act, Fair Labor Standards Act, National Labor Relations Act, Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., --- the Americans With Disabilities Act of 1990, 42 U.S.C., Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., and the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq. all as amended; all claims arising out of the Fair Credit Reporting --- Act, 15 U.S.C. Section 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, Section 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 Sections 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, Section 102 and M.G.L. c.214, Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, Section 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, Section 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, Section 105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

      In consideration of the undertakings, transactions and consideration recited in this Agreement, the Company hereby unconditionally and irrevocably remises, releases and forever discharges you, your heirs and administrators, or any of them, of and from any and all suits, claims, demands, interest, costs (including attorney fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts, of any nature whatsoever, which the Company now has, or at any time heretofore ever had, or could have had, whether known or unknown, suspected or unsuspected, arising out of your employment with the Company.

      8. FUTURE COOPERATION/INDEMNIFICATION. You agree that you shall cooperate fully with Akamai in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions not in existence or which may be brought or threatened in the future against or on behalf of Akamai, including any claims or actions against its officers, directors and employees. Your cooperation
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Separation Letter for Mike Ruffolo
March 15, 2004
Page 4


in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice, to meet with Akamai regarding matters in which you have been involved, and any contract matters or audits; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting Akamai. You shall be reimbursed for actual and reasonable out-of-pocket expenses incurred in providing such cooperation under this Section. To the extent permitted by law, you further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to Akamai, you shall promptly notify Akamai's General Counsel.

      9. NON-DISCLOSURE AND NON-COMPETITION AND NON-SOLICITATION. You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company which remains in full force and effect, as stated more fully in the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement ("NDAs") you signed when you began your employment at Akamai. You further acknowledge and reaffirm that those agreements, and your obligations there under, also remain in full force and effect.

      10. BREACH. A breach of any provision of Section 3-9 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Akamai, shall entitle Akamai to recover any monies paid to you under Section 2, as well as to cease complying with Sections 2 (iv) and 6, of this Agreement. You also acknowledge that the provisions of this
Section 10 are reasonable and necessary to protect Akamai's business interests, and further that your breach of any of the covenants set forth in Sections 3-9 would constitute a material breach of the Agreement, that Akamai would suffer substantial irreparable harm and that Akamai would not have an adequate remedy at law for such breach. Therefore, in recognition of these acknowledgements, you agree that in the event of a breach of any of these covenants, in addition to such other remedies as Akamai may have at law, Akamai, without posting any bond, shall be entitled to obtain, and you agree not to oppose, a request for equitable relief in the form of specific performance or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect Akamai's right to seek and obtain damages or other equitable relief on account of any such actual. You further acknowledge and agree to enforcement of these covenants under the laws of and in the Commonwealth of Massachusetts, where Akamai maintains its worldwide headquarters, where all personnel and benefit plans are administered, documents maintained, where this Agreement has been executed by Akamai, and where witnesses and documents relating to any dispute would be primarily located.

      11. AMENDMENT. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

      12. WAIVER OF RIGHTS. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

      13. VALIDITY. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
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Separation Letter for Mike Ruffolo
March 15, 2004
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      14. CONFIDENTIALITY. You understand and agree that as a condition for payment to you and of the Company's description of your separation and non-disparagement obligations, herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

      15. ACKNOWLEDGMENTS. It is Akamai's desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel before signing below and returning this Agreement to Tiffany Mosher-Taylor, Vice President of Human Resources, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, MA 02142. You may take up to twenty-one (21) days (until close of business on April 6, 2004) to sign this Agreement. In addition, if you sign this Agreement within that time period, you may change your mind and rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to Tiffany Mosher-Taylor, Vice President of Human Resources, at Akamai. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Tiffany Mosher-Taylor, Vice President of Human Resources, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, MA 02142. If you do not so rescind, this Agreement will become a binding agreement between you and the Company upon the expiration of the seven
(7) day rescission period

      If you choose not to sign and return this Agreement by April 6, 2004, for the reasons previously discussed, you shall not receive any benefits from the Company. You will, however, receive payment on your separation from employment for any unused vacation time accrued through the separation date. Also, regardless of signing this Agreement, you may elect to continue receiving group medical insurance pursuant to COBRA. You shall pay all premium costs on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long-term disability, will cease upon your Separation Date.

      You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after you sign this Agreement, and this Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. YOU UNDERSTAND AND AGREE THAT BY ENTERING INTO THIS AGREEMENT YOU ARE WAIVING ANY AND ALL RIGHTS OR CLAIMS YOU MIGHT HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, AND THAT YOU HAVE RECEIVED CONSIDERATION BEYOND THAT TO WHICH YOU WERE PREVIOUSLY ENTITLED.

      16. VOLUNTARY ASSENT. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney. You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

      17. APPLICABLE LAW. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of
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Separation Letter for Mike Ruffolo
March 15, 2004
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Massachusetts, or if appropriate, a federal court located in Massachusetts
(which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof. You also acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents are located in Massachusetts.

      18. ENTIRE AGREEMENT. Except for the NDAs, this Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your additional benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in this Agreement. The provisions of this Agreement are severable and if, for any reason, any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

            If you have any questions about the matters covered in this Agreement, please call Tiffany Mosher-Taylor.

                                    Very truly yours,



                                    AKAMAI TECHNOLOGIES, INC.

                                    By:   /s/ George H. Conrades
                                          -----------------------
                                          George H. Conrades
                                          Chairman and CEO


            I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute this on the date below. I intend that this Agreement become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Michael Ruffolo                             Date March 22, 2004
------------------------------                       --------------
MICHAEL RUFFOLO


To be returned by April 6, 2004